Agreement No.:_______________

                            TRANSPORTATION AGREEMENT
                                     PART I

               GENERAL UNDERTAKINGS AND OBLIGATIONS OF THE PARTIES


     THIS AGREEMENT is made and entered into as of this 20th day of June, 1996 (the "Effective Date"), by and between MORGAN ASSOCIATES,
INC., a Kansas corporation ("Transporter"), and ENRON LIQUIDS PIPELINE OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("Shipper").

                                WITNESSETH THAT:

     WHEREAS, Shipper intends to acquire title to Product from Shell Western E&P Inc. ("Shell") and from Mobil Producing Texas & New Mexico Inc. ("Mobil") pursuant to written contracts with Shell and Mobil ("Carbon Dioxide Purchase
Contracts"), and to deliver the Product to Transporter at the point of interconnection between Shipper's Central Basin Pipeline ("CBPL") Mainline and Transporter's Odessa Lateral; and

     WHEREAS, Transporter will own facilities known as the Odessa Lateral, capable of transporting Shipper's Product from the point of interconnection between Shipper's CBPL Mainline and Transporter's Odessa Lateral to a point of interconnection of Transporter's Odessa Lateral and Phillips Petroleum Company's ("Phillips") Injection Project at the South Cowden Unit, Ector County, Texas; and

     WHEREAS, Shipper intends to re-sell Product transported on the Odessa Lateral to Phillips pursuant to a written contract with Phillips ("Carbon Dioxide Sale Contract"); and

     WHEREAS, Shipper and Transporter now desire to enter into an Agreement for the transportation of Shipper's Product through the Odessa Lateral to the Destination Point of the Injection Project.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises, and undertakings herein contained, the parties hereto agree as follows:

1. Injection Project. "Injection Project" shall mean an enhanced oil recovery project in Sections 7, 8, 17 and 19 of the T&P RR Co. Survey, Block 42, Township
     03S, located in Ector County, TX of the South Cowden
     Unit. All of Shipper's Product to be transported hereunder will be for resale by Shipper only to Phillips (which for purposes hereof shall include
     Phillips successors and assigns in interest with respect to the Injection Project) and for use by Phillips at the Injection


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     Project and may not be sold by Shipper or  Phillips to any other  person or used by Shipper or Phillips at any other location.

2.   Lateral.  "Lateral" shall mean Transporter's Odessa
     Lateral, being of 6 inches nominal diameter, originating at the CBPL Mainline Milepost 98.15.

3. Origination Point. "Origination Point" shall mean the insulating flange connection between Shipper's
     Central Basin Pipeline Mainline and Transporter's
     Odessa Lateral located in Ector County, Texas.

4. Destination Point. "Destination Point" shall mean the insulating flange connection between
     Transporter's Odessa Lateral and Phillips' Injection
     Project.

5. Daily Transport Quantity. "Daily Transport Quantity" or "DTQ" shall mean the maximum daily quantity of Product, as measured at the meter located near the Destination Point ("Metering Point"), which Shipper has the right to have redelivered by Transporter hereunder. The DTQ shall be:

         Contract    Est. Calendar    DTQ    Annual Quantity
           Year          Year        Mcf/d      Bcf/Year

             1           1996        10,411      3,800
             2           1997        10,411      3,800
             3           1998         7,123      2,600
             4           1999         6,575      2,400
             5           2000         6,140      2,241
             6           2001         6,030      2,201
             7           2002         5,586      2,039
             8           2003         5,203      1,899
             9           2004         4,877      1,780
            10           2005         4,699      1,715
            11           2006         5,510      2,011
            12           2007         5,627      2,054
            13           2008         4,907      1,791
            14           2009         4,151      1,515
            15           2010         3,942      1,439
            16           2011         3,904      1,425
            17           2012         3,636      1,327
            18           2013         3,710      1,354
            19           2014         3,164      1,155
            20           2015         2,556        933

     and, if applicable, certain quantities of Carbon
     Dioxide including the Additional Quantity and Excess
     Deliveries,

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     subject to the provisions of Sections 6 and 7 of Part
     I herein below.

6. Additional Quantity. Shipper shall also have the right to have redelivered by Transporter hereunder, an Additional Quantity of Carbon Dioxide in excess of the then effective Daily Transport Quantity, which shall be deemed "Additional Quantity", at maximum rates not to exceed twenty percent (20%) of Shipper's then current Daily Transport Quantity for the applicable contract year. Before or within ninety
     (90) days after the Primary Term of this Agreement, Shipper may elect to extend Shipper's rights to transport any remaining quantities of Additional
     Quantities on the Odessa Lateral for Phillips'
     Injection Project at the South Cowden Unit only.  If
     Shipper makes such election, such Additional
     Quantity's maximum daily rates shall not exceed four thousand (4,000) Mcf per Day and the obligation to transport such remaining Additional Quantities shall continue only for a period of time not to exceed three (3) years after expiration of the Primary Term of this Agreement. Any Additional Quantities not requested within 90 days after expiration of the Primary Term of this Agreement will be deemed released from any quantities that the Transporter may be responsible for as described herein. In the event
     Shipper elects to extend its transportation rights herein beyond the Primary Term of this agreement to transport remaining Additional Quantities, Shipper agrees to increase the Transportation Rate, if required, to allow Transporter to break even on a cash flow basis. Transporter agrees to provide
     Shipper with all applicable information to determine the applicable rate which will allow Transporter to operate the lateral on a break even cash flow basis.

7. Excess Deliveries. At Shipper's request, Transporter may, at Transporter's option, transport on any given
     Day a quantity of Product in excess of the then currently effective maximum Additional Quantity.

8. Minimum Transport Requirement. During the first twelve (12) years of the term of this Agreement or until Shipper has transported a cumulative quantity of Product equal to 14.27 Bcf, whichever occurs earlier, Shipper shall have a minimum transport requirement (the "Minimum Transport Requirement" or
     "MTR") being that percentage of Shipper's DTQ upon which Shipper's minimum monthly payment is computed:
     MTR:  50%, subject to the provisions of Section 10 of
     Part I, and Sections 9 and 11 of Part II herein.

     In any month in which the minimum monthly amount hereunder (as determined in Section 9(a) of Part II) is greater than the actual monthly amount (as determined in Section 9(b) of Part

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     II),  Shipper's payment to Transporter of such minimum monthly amount shall be subject to Phillips' payment to Shipper of the "Minimum Monthly Amount" and/or "Minimum Purchase Requirement" pursuant to Sections 5.2 and 5.3 of the Carbon Dioxide Sale Contract. Notwithstanding the foregoing, to the extent that any failure or refusal by Phillips to make full payment for any "Minimum Monthly Amount" or "Minimum Purchase Requirement" under the Carbon Dioxide Sale Contract is based on any claim or right of offset asserted by Phillips against Shipper and such claim or right of offset pertains to matters or arrangements between Shipper and Phillips other than any claim in any way related to or arising out of the Carbon Dioxide Sale Contract or this Agreement (whether in contract, tort or otherwise), then Shipper's obligation to make payment for the full minimum monthly amount (as determined in Section 9(a) of Part II) shall be absolute and unconditional notwithstanding such nonpayment by Phillips. In the event of partial payment by Phillips of the "Minimum Monthly Amount" or "Minimum Purchase Requirement," Shipper shall pay to Transporter an equal proportionate part of the minimum monthly amount hereunder (as determined in Section 9(a) of Part II) as the amount actually received by Shipper from Phillips bears to the full "Minimum Monthly Amount" or "Minimum Purchase Requirement" under the Carbon Dioxide Sale Contract, and Shipper will thereafter pay to Transporter its proportionate share of any additional "Minimum Monthly Amounts" or "Minimum Purchase Requirement" received by Shipper from Phillips.

9.   Total Contract Quantity.  The "Total Contract
     Quantity" shall be the result obtained by multiplying the DTQ (as applicable for the particular year) times the number of days in such year, and summed for all years from the Initial Transportation Date to the Expiration Date, for purposes of this Agreement, computed: Total Contract Quantity: 39.48 Bcf.

10. Term. This agreement shall be effective as of the Effective Date specified above, but the parties' respective duties and responsibilities for payment and performance hereunder shall commence upon the Initial Transportation Date as defined hereinbelow.
     If Shipper does not acquire the rights to buy Carbon
     Dioxide under the terms of the Carbon Dioxide
     Purchase Contracts and the right to sell Carbon
     Dioxide under the terms of the Carbon Dioxide Sale
     Contract by January 1, 1997, this Agreement shall automatically terminate. The term of this Agreement shall remain in full force and effect for a primary term of twenty (20) years from the Initial
     Transportation Date (the "Primary Term"; and the last day of the Primary Term shall be the "Expiration
     Date"), and month to month thereafter, provided, however, that either party may terminate this Agreement on or after the Expiration Date by providing written

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



     notice of termination to the other party at least thirty (30) days in advance after the Expiration Date, provided however, this Agreement shall automatically terminate at any time upon written notice, if for any reason Shipper's Carbon Dioxide Purchase Contract with Shell or Mobil are terminated or if for any reason Shipper's Carbon Dioxide Sale Contract with Phillips is terminated. In the event of such termination, the respective rights and obligations of Shipper and Transporter hereunder shall also terminate, subject however, to the settlement of all duties, obligations and liabilities incurred prior to such termination.

11.  Initial Transportation Date.  The "Initial
     Transportation Date" or "ID" shall mean the date on which (i) all facilities of Shipper and Transporter required for the implementation of this Agreement are operational, (ii) any requisite authorizations have been received and accepted, (iii) Shipper has the right to purchase Product from Shell and Mobil under the terms and conditions of the Carbon Dioxide
     Purchase Contracts, and (iv) Product is first transported hereunder or Phillips becomes obligated to begin making payment of the "Phillips Demand
     Charge" (as hereinafter defined).

12.  Transport Rate.  The transport rate (the "Transport
     Rate" or "TR") in cents per Mcf payable by Shipper to Transporter for Product hereunder transported through the Odessa Lateral shall be as follows:

         If the Total Cost to Construct the Odessa Lateral pursuant to Shipper's and Transporter's
         Construction Agreement is:

          Less Than                         $ Tariff/
         or Equal To   But, Greater Than    Mcf Will Be

          1,200,000                0         $0.0250
          1,300,000        1,200,000         $0.0340
          1,400,000        1,300,000         $0.0435
          1,500,000        1,400,000         $0.0525
          1,600,000        1,500,000         $0.0615
          2,000,000        1,600,000         $0.0710

     Shipper's obligation to pay Transporter for transportation services shall accrue upon the ID, and shall continue until the Expiration Date of this Agreement and, if extended, until the end of any extension hereof, unless suspended or nullified due to a condition of force majeure or of termination of this Agreement, as provided herein. Shipper's obligation to pay Transporter for transportation services shall also be subject to Phillips' payment to Shipper of the applicable "Unit Price"

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



     (as determined in paragraph 5.1 of the Carbon Dioxide Sale Contract) for each Mcf of Carbon Dioxide delivered to Phillips (i.e., for each Mcf of Carbon Dioxide for which Phillips pays the applicable Unit Price, or part thereof, to Shipper, Shipper agrees to make payment at the applicable Transport Rate, or an equal proportionate part thereof in the event of partial payment by Phillips, for transportation of an Mcf of Product hereunder). Notwithstanding the foregoing, to the extent that any failure or refusal by Phillips to make full payment for all Carbon Dioxide delivered is based on any claim or right of offset asserted by Phillips against Shipper and such claim or right of offset pertains to matters or arrangements between Shipper and Phillips other than any claim in any way related to or arising out of the Carbon Dioxide Sale Contract or this Agreement (whether in contract, tort or otherwise), then Shipper's obligation to make payment for transportation of Product through the Odessa Lateral shall be absolute and unconditional notwithstanding such nonpayment by Phillips.

13. Demand Fee. In addition to the other fees and compensation to be paid by Shipper to Transporter hereunder, Shipper shall pay Transporter a demand fee
     (the "Demand Fee") in an amount as specified in the table set forth below:

     If the Total Cost to Construct the Odessa Lateral pursuant to Shipper's and Transporter's Construction
     Agreement is:

     Less Than or But, Greater    Demand Fee        Monthly
       Equal to       Than         Amount         Installment

      1,700,000            0    $2,800,000.30     $29,166.67
      1,800,000    1,700,000    $3,016,000.30     $31,416.67
      1,900,000    1,800,000    $3,240,000.00     $33,750.00
      2,000,000    1,900,000    $3,456,000.00     $36,000.00

     Shipper's obligation to pay Transporter the first installment of the Demand Fee shall commence upon the ID, and shall continue until the Demand Fee is paid in full. Shipper shall pay Transporter the Demand Fee in ninety-six
     (96) equal monthly installments in the amount set forth in the above table (the "Monthly Installments"). Except as hereinbelow stated in this Section 13, from and after the ID, Shipper's obligation to pay the entirety of the Demand Fee, shall be absolute and unconditional and such obligation to pay the Demand Fee shall survive any termination of this Agreement, including, without limitation, termination pursuant to Section 10 of Part I, Section 20 of Part II, Section 15 of Part II and/or Section 28 of Part II.

     Notwithstanding anything herein to the contrary, Shipper's obligation to pay the Demand Fee (in Monthly Installments as provided for in this Section
     13) will be suspended if:

              (a) either (i) Phillips does not make any payment of the "Phillips Demand Charge" (hereinafter defined), or (ii) the Odessa Lateral is not available for transportation of Product, including any periods of Transporter's events of force majeure, or Transporter refuses to transport Product as required hereunder, and

              (b) the aggregate amount of the Demand Fee theretofore paid to Transporter then exceeds (or with such payment would exceed) the aggregate amount of the Phillips Demand Charge theretofore paid to Shipper. In such event, the Demand Fee payment will be suspended in the amount that the Demand Fee which would otherwise be due and payable in accrued Monthly Installments exceeds the aggregate amount of the Phillips Demand Charge theretofore paid to Shipper. However, if any payment of the Phillips Demand Charge is not made by Phillips as a result of Shipper's inability to transport Carbon Dioxide on the Central Basin Pipeline or if any failure or refusal by Phillips to make any payment of the Phillips Demand Charge is based on any claim or right of offset asserted by Phillips against Shipper and such alleged claim or right of offset pertains to matters or arrangements between Shipper and Phillips other than any claim in any way related to or arising out of the Carbon Dioxide Sale Contract or this Agreement (whether in contract, tort or otherwise), then Shipper's obligation to make each Monthly Installment of the Demand Charge shall be absolute and unconditional notwithstanding such nonpayment by Phillips. If any failure or refusal by Phillips to make any payment of the Phillips Demand Charge is based on any claim or right of offset asserted by Phillips against Shipper and which relates to the Carbon Dioxide Sale
         Contract or this Agreement, then Shipper and Transporter agree to cooperate in good faith to determine the validity of such asserted claim or right of offset (through negotiation, arbitration, litigation or otherwise) and to collect amounts which are properly due from Phillips; and Shipper shall be responsible to make payment to Transporter of the Demand Charge in question to the extent that it is agreed or determined (through negotiation, arbitration, litigation or otherwise) that Phillips has a valid claim or right of offset against Shipper and such alleged claim or right of offset does not arise from any act or omission by Transporter hereunder. In the event payment of any part of the Demand Fee has been suspended hereunder as a result of any nonpayment of the Phillips Demand Charge, Shipper shall make payment to Transporter of such suspended Demand Fee to the extent that Phillips makes payment of the Phillips Demand Charge, and upon receipt by Shipper of full payment of the Phillips Demand Charge, Shipper unconditionally agrees to pay Transporter the Demand Fee. If any part of the Demand Fee payment is suspended hereunder because the Odessa Lateral is not available for transportation of Product, this Agreement shall continue in full force and effect and the Demand Fee shall thereafter be paid in full without reduction or offset if the Odessa Lateral becomes available to resume transportation of Product within 120 days following such occurrence. If after such 120 day period the Odessa Lateral becomes available for transportation of Product and Shipper and Transporter mutually agree that shipment of Product will resume hereunder, the Demand Fee shall thereafter be paid as agreed by the parties. If after 120 days the Odessa Lateral is not available for transportation of Product, this Agreement shall terminate. As used herein the term "Phillips Demand Charge" shall mean the "Demand Fee" to be paid by Phillips to Shipper pursuant to Section 5.6 of the Carbon Dioxide Sale Contract.

     To the extent that payment of the Demand Fee is suspended hereunder, Shipper shall be released and relinquished from its obligation to pay that portion of the Demand Fee, except to the extent the Phillips Demand Charge is thereafter collected or received.

14. Points of Delivery and Pressure. Shipper shall deliver to Transporter, or cause to be delivered, Product at the Origination Point at a pressure sufficient to allow such Product to enter
     Transporter's system; but within 1600 psig and 1800 psig. Transporter shall redeliver for Shipper's account, or cause to be redelivered, Product at the Destination Point at a Minimum pressure of 1500 psig. Pressures in excess of 1500 psig are not guaranteed.

15. Obligations to Third Parties. Transporter agrees that if Shipper should default under this Agreement and not remedy such default pursuant to Section 20 of
     Part II herein, and such default could adversely affect Phillips' ability to obtain Carbon Dioxide for the Injection Project, then upon Phillips' request, Shipper will assign all of Shipper's rights under this Agreement to Phillips, provided that Phillips assumes Shipper's obligations from the date of such take over forward including payment of the Demand Fee and payment for

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     transportation  services  as  provided  for  herein.  In the  event of such assignment, Phillips will be responsible to pay Transporter all monies accrued and owed to Transporter under this Agreement at the time of the assignment and which may thereafter accrue or become due hereunder.

16.  Shipper's Additional Covenants.  As provided in this
     Agreement, Transporter has agreed that certain payments from Shipper shall be conditioned upon the receipt by Shipper of certain payments from Phillips pursuant to the Carbon Dioxide Sale Contract. In order to induce Transporter to accept such conditional payment, Shipper hereby covenants that unless otherwise provided under the terms of the Carbon Dioxide Sale Contract Shipper will not hereafter consent to or cause any change, amendment, modification or termination of the Carbon Dioxide
     Sale Contract or waive any requirement for strict performance thereof by each party in accordance with its terms in any way that would impact or harm
     Transporter, unless Transporter has provided its advance written consent to such action which consent shall not be unreasonably withheld by Transporter.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first hereinabove written.

                                "TRANSPORTER"
                                MORGAN ASSOCIATES, INC.

ATTEST:
BY:____________________________ BY: /s/ William V. Morgan

TITLE:_________________________ TITLE: President


                                "SHIPPER"
                                ENRON LIQUIDS PIPELINE
                                OPERATING LIMITED PARTNERSHIP
                                By: Enron Liquids Pipeline
                                    Company, General
                                    Partner

ATTEST:
BY: /s/ Thomas P. Tosoni        BY: /s/ Ray Kaskel

TITLE: Assistant Secretary      TITLE: President

                            TRANSPORTATION AGREEMENT
                                     PART II
                          GENERAL TERMS AND CONDITIONS


1. Product. "Product" shall mean that mixture of compounds meeting the specifications set forth on Exhibit "A," consisting predominantly of Carbon
     Dioxide (CO2), which shall be transported hereunder while in the liquid, gaseous, or supercritical phase.

2. Title. Shipper warrants unencumbered title to the Product delivered to Transporter hereunder and that the same was produced and/or purchased in accordance with all applicable laws and regulations. Title to Product shall never pass to Transporter and shall remain with Shipper at all times.

3. Scheduling. On or before the twentieth (20th) day of each month, Shipper or its designee shall furnish Transporter or its designee with schedules showing the daily quantity of Product Shipper desires to have transported during the month immediately following.

4. Losses. In the event a loss of quantity of Product occurs on the Odessa Lateral, as estimated or calculated using the best available information, from the time the Product is delivered to Transporter at the Origination Point until the Product passes through the Destination Point ("Loss"), such Loss shall be the responsibility of the Transporter.
     Losses accountable to Shipper will be determined by the ratio of Shipper's Destination Quantities to the destination quantities of all shippers on the Odessa
     Lateral. Transporter agrees to replace such losses within 60 days.

5. Off-Spec Product. Shipper shall be responsible for replacing any quantities of Product vented from Transporter's lateral as a result of deliveries of Product made by Shipper at the Origination Point which do not conform to the Quality Specifications set forth on Exhibit "A.".

     If, at any time, Product tendered for delivery by Shipper at the Origination Point shall fail to conform to said Quality Specifications, Transporter may, at its option, suspend all or a portion of the receipt of such off-spec Product and be absolved of any further obligation to perform under this Agreement with respect to the non-conforming Product. Such suspension by Transporter shall not relieve Shipper of its minimum payment obligation hereunder pursuant to Section 9 of Part II. Transporter shall notify Shipper of the non-

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



     conformity to specifications as soon as possible after occurrence.

6. Commingling. Product delivered by Shipper may be commingled in Transporter's Odessa Lateral with Product owned by others and Shipper's Product will be subject to such changes in quality as may result from such commingling, but will not be of a lesser quality than that described in Exhibit "A".

7. Measurement. The unit of measurement for Product delivered hereunder shall be pounds-mass converted to cubic feet of gas under standard conditions of fourteen and sixty-five hundredths (14.65) psia and sixty degrees Fahrenheit (60(degree)F). All fundamental constants, observations, records, and procedures involved in determining and/or verifying the quantity and other characteristics of Product delivered hereunder shall be in accordance with accepted industry practice. The molecular weight of the metered stream of Product, calculated from the compositional analysis, shall be the basis for conversion of pounds-mass measurement to standard cubic feet measurement units.

8. Meters. At the Metering Point, Transporter or its designee shall operate and maintain a meter station which is in accurate working order. Transporter shall cause this measuring equipment to be tested monthly. The atmospheric pressure at the Metering
     Point shall be based upon fourteen and seventy-three hundredths (14.73) psia at sea level corrected to the actual elevation of each location, and may be assumed a constant for calculation purposes. Shipper shall have the right to witness all meter provings.
     However, readings, calibrations and adjustments thereof and changing of charts shall be done by the employees or agents of Transporter or its designee.

     Transporter shall keep its measuring equipment at the Metering Point accurate and in good repair. Shipper may challenge the accuracy of Transporter's measuring equipment, and, when challenged, the equipment shall be tested and repaired, if necessary, by Transporter. The expense of such special test, if requested by Shipper shall be borne by Shipper if the measuring equipment is found by such test to be inaccurate (based upon measured pounds-mass) by two percent (2%) or less. If, upon any test, any measuring equipment is found to be inaccurate to the extent that it affects the measurement accuracy (based upon measured pounds-mass) by an amount exceeding two percent (2%), registration thereof shall be corrected for a period extending back to the time such inaccuracy occurred, if such time is ascertainable, and if not

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



     ascertainable, then back one-half of the time elapsed since the last date of calibration.

     If, for any reason, any of Transporter's facilities are out of service or out of repair so that the amount of Product delivered or redelivered cannot be ascertained or computed from the readings thereof or corrected under this Section, Product delivered during the period such meter is out of service or out of repair shall be estimated and agreed upon by the parties on the basis of are best data available.

9. Product Transportation - Billing. The total compensation (but excluding the Demand Fee) to be paid by Shipper to Transporter for transportation services hereunder for each month shall be the greater of:

     (a) a minimum monthly amount determined by the following formula:

              DTQ (x) MTR (x) TR (x) days in month; OR

     (b) an actual monthly amount determined by the following formula:

              monthly metered quantity of Product at
              Metering Point (x) TR.

     The minimum monthly amount as determined in (a) above shall be adjusted each month for (i) any periods in which actual deliveries were not made wholly or in part, due to Transporter's force majeure as defined in
     Section 15 of Part II and (ii) failure by Transporter to transport quantities of Product up to Shipper's DTQ when and as requested.

     For any month in which Shipper makes payment to Transporter based upon the minimum monthly amount as determined pursuant to part (a), above, the difference between Shipper's net payment as calculated pursuant to part (a) and the actual monthly amount as calculated pursuant to part (b) shall be credited ("Deficiency Credit") against subsequent monthly billings due by Shipper under this Agreement. The Deficiency Credit shall be applied in the first subsequent month(s) during which the calculated actual monthly amount exceeds the minimum monthly amount, to the extent that the actual monthly amount exceeds the minimum monthly amount for such subsequent month or months. Shipper may carry forward Deficiency Credit balances for a period not to exceed 36 months after the expiration of this Agreement, at which time all Deficiency Credits hereunder shall automatically terminate without further obligation of Transporter.

     At any time after the cumulative quantity of Product shipped hereunder exceeds the Total Contract Quantity, then Shipper shall have the option, notwithstanding the other provisions of this Agreement, to reduce the applicable DTQ to any level chosen by Shipper, to become effective the month immediately following Transporter's receipt of Shipper's written notice, and shall remain in effect until the Effective Date of any subsequent exercise by Shipper of its option pursuant to this Section, but in no event for a period of less than twelve (12) months.

     Transporter shall invoice Shipper monthly and Shipper shall pay to Transporter the amount shown as due by such statement, by wire transfer of immediately available U.S. funds within twenty (20) calendar days following the date of such statement.

10. Demand Fee - Billing. The total Demand Fee to be paid by Shipper to Transporter hereunder shall be the monthly amount as listed in Section 13 of Part 1 herein.

     Shipper shall automatically pay to Transporter the Demand Fee amount due, by wire transfer of immediately available U.S. funds within ten (10) calendar days of the end of each Month commencing with the month of the ID.

11. Shipper's Obligation for Payment. If either party fails to pay any amount payable to the other party when due, interest thereon shall accrue at the lesser of (1) the Prime Rate then charged by Citibank, N.A.
     of New York, New York, or (2) the highest legally permissible rate, with such interest computed from the due date to the date of actual payment. If
     Shipper fails to pay and such failure to pay continues for forty-five (45) days after payment is due, Transporter, in addition to any other remedy it may have hereunder, may suspend further receipt and/or delivery of Product for Shipper until such amount is paid. In the event of any dispute as to the amounts payable hereunder, payment shall be made as provided in this Section 11 of Part II; but such payment shall not be deemed a waiver of Shipper's right to recoup any amounts in dispute. Any such disputed amounts refunded to Shipper by Transporter shall bear interest at the above specified rate from the date of Shipper's initial payment of such disputed amounts to the date of refund to Shipper.

     If, as provided in this Agreement, Shipper is not required to make any payment to Transporter (whether of the charges for transportation services, the Demand Fee, or the minimum monthly amount) because of the nonpayment by Phillips under the Carbon Dioxide Sale Contract, then Shipper shall assign to

     Transporter Shipper's right, title and interest to receive such amounts which have not been paid by Phillips (up to the amount of the fees and charges which have accrued but have not been paid to Transporter). Except as otherwise provided in Section 13 of Part I, Shipper shall not be responsible for payment to Transporter of amounts in dispute with Phillips unless and until receipt and collection thereof. Shipper will obtain any and all consents to the assignment of its interest to Transporter as may be required for Transporter to pursue payment and all appropriate legal remedies with respect thereto. In the event that Shipper has not secured all such required consents, Shipper will, at Transporter's request and at no out-of-pocket cost to Shipper, act as the party plaintiff to pursue such amounts that have accrued in favor of Transporter, such litigation to be under the sole direction and at the sole cost of Transporter; provided, however, that to the extent that Phillips asserts any claim, counterclaim or right of offset in any such proceeding brought by or at the direction of Transporter, and such claim, counterclaim or right of offset does not arise from any wrongful act or omission by Transporter hereunder, then Shipper shall be responsible for the costs of defending any such claim, counterclaim or asserted right of offset and for any judgment obtained by Phillips in connection therewith. The parties will take such further actions, execute such further documents and otherwise cooperate and assist one another as may be reasonably necessary to give effect to and carry out the provisions hereof. To the extent that Shipper receives any payment or recovery from Phillips for any amounts which previously caused payments otherwise due to Transporter hereunder to be withheld, Shipper will immediately make the corresponding appropriate payment to Transporter.

12. Successors and Assigns. This Agreement shall extend to and be binding upon the respective successors and assigns of the parties hereto.

     The rights and obligations of a party hereunder shall not be assigned without the prior written consent of the other party, except that either party may, without the consent of the other party, assign all of its interest, rights and obligations hereunder to a parent, an affiliate or subsidiary or to an entity with which it is merged or consolidated. Consent to an assignment of the rights and obligations hereunder shall not be unreasonably withheld.

     Nothing contained in this provision shall in any way prevent either party from pledging or mortgaging its rights hereunder for security of its indebtedness.

     Any entity which shall succeed by purchase, merger, consolidation, or otherwise as Shipper or Transporter herein shall be subject to the duties and obligations of its predecessor in interest under this Agreement. Any actual or attempted assignment, transfer or conveyance of this Agreement or of said duties and obligations shall expressly require that the assignee, transferee or grantee shall assume and agree to discharge the duties and obligations of its assignor under this Agreement, and any such actual or attempted assignment, transfer or conveyance hereof shall be ineffective as between the parties hereto unless such express requirement shall therein be contained, and unless each assignee, transferee or grantee shall agree to impose an identical requirement upon any subsequent assignee, transferee or grantee. No such assignment, transfer or conveyance of this Agreement or of any interest of either party herein shall be binding upon the other party against its wishes until such party has been notified, in writing, of such assignment, transfer or conveyance and furnished with a true copy of the same. No such actual or attempted assignment, transfer or conveyance shall in any way operate to enlarge, alter or modify any obligations of the other party or parties hereto.

13. Notices. Any notice or communication required or desired to be given to either party under this Agreement shall be in writing and shall be deemed to have been effectively given when faxed or mailed by United States certified mail postage prepaid, to:


TRANSPORTER
NOTICES AND            Morgan Associates, Inc.
CONTRACTS MATTERS:     Attn.: William V. Morgan
                       Plaza Time Building
                       411 Nichols Road, Suite 225
                       Kansas City, Missouri 64112
                       Telephone:  816-931-5750
                       Fax: 816-931-9170

PAYMENT AND            Morgan Associates, Inc.
ACCOUNTING MATTERS:    Attn.: William V. Morgan
                       Plaza Time Building
                       411 Nichols Road, Suite 225
                       Kansas City, Missouri 64112
                       Telephone:  816-931-9750
                       Fax: 816-931-9170

SHIPPER
NOTICES AND            Enron Liquids Pipeline
CONTRACT MATTERS:      Operating Limited Partnership
                       P.O. Box 1188
                       Houston, TX 77251-1188
                       Fax No.: 713-646-3708 (Houston)
                       915-686-0220 (Midland)

ACCOUNTING MATTERS:    Enron Liquids Pipeline
                       Operating Limited Partnership
                       P.O. Box 1188
                       Houston, TX 77251-1188
                       Attn.: ELPOLP Accounting Dept.


14. Taxes. Shipper shall pay all taxes, levies and assessments, except income taxes imposed on Transporter, including without limitation, excise, severance, sales, and occupation taxes and other taxes of like nature levied on or in respect to the Product and the transportation and handling thereof.
     Transporter shall pay all ad valorem and property taxes assessed on its pipeline system. If any new or additional tax is levied by any governmental authority after the Effective Date of this Agreement, Transporter and Shipper agree to negotiate in good faith the sharing of such tax.

15. Force Majeure. If either party is rendered unable, wholly or in part, by force majeure to carry out its obligations hereunder (except obligation herein to pay the Demand Fee as set forth in Section 13 of Part
     I, and except obligations to pay money which have already been incurred), then upon such party's giving notice and reasonably full particulars of such force majeure in writing, or by telex, or by facsimile or other equivalent means, to the other party within a reasonable time after the occurrence of the cause relied on, the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.

     The term "force majeure" as used in this Transportation Agreement shall mean any cause not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence such party is unable to prevent or overcome. In addition, such term shall include but not be limited to: acts of God; acts, omissions or delays in action of federal, state or local government or any agency thereof; compliance with
     enforceable   recommendations,   rules,  regulations  or  order  of  any
     governmental authority or any office, department, agency or instrumentality thereof; strikes, lockouts, or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; high water; washouts; civil disturbances; explosions, breakage or accident to machinery or pipelines; freezing of pipelines; and any other causes, whether of the kind herein enumerated or otherwise, affecting the equipment or property of either party and not reasonably within the control of the party claiming suspension. Such term shall likewise include (i) in those instances where either party hereto is required to obtain servitude's, rights-of-way grants, permits or licenses to enable such party to perform hereunder, the inability of such party to acquire or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitude's, rights-of-way grants, permits or licenses, and
     (ii) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or authority from any governmental agency to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and authority.

     It is understood and agreed that the settlement of strikes or lockouts or other labor dispute shall be entirely within the discretion of the party having the difficulty, and that the requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of such dispute by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the party having the difficulty.

16.  Limitation of Liability.  Neither Transporter nor
     Shipper shall be liable for any special, consequential, indirect or punitive damages of any kind or character arising out of or related to a breach of this Agreement.

17. Waiver. No waiver by Transporter or Shipper of any default of the other party under this Agreement shall operate as a waiver of any subsequent default, whether of a like or a different character.

18.  Headings.  The heading of, and index to, the various
     Sections of this Agreement are not part of this Agreement, but are only labels to assist in locating and reading those Sections and shall be ignored in construing the terms and provisions thereof.

19. Laws and Regulations. This Agreement is subject to the receipt of any required or appropriate authorization to deliver and transport Product and is further subject to all present and future valid orders, statutes, rules, laws, and regulations of any government, court, or regulatory body having jurisdiction.

20.  Termination Upon Default.  If either Transporter or
     Shipper should default in the performance of any material obligation imposed hereunder, the other party may terminate this entire Agreement by giving written notice to the defaulting party of such election. The defaulting party shall have one hundred twenty (120) days after receipt of such notice in which to remedy such default or to indemnify the other party to the other party's reasonable satisfaction in which event this Agreement shall continue in force and effect. In the event
     Shipper defaults in the performance or any material obligation and if such remedy or indemnity is not timely made, this Agreement shall, at the end of said one hundred twenty (120) day period, become null and void except for (i) Shipper's payment obligation for transportation services theretofore received by
     Shipper, including all accrued monthly minimum payments (sse Section 9(a) of Part II), (ii)
     Shipper's right to assign this Agreement to Phillips as specified in Section 15 of Part I, and (iii)
     Shipper's continuing obligation to pay the Demand
     Fee, to the extent required in Section 13 of Part I.

     In the event Transporter defaults in the performance of any material obligation and if such remedy or indemnity is not timely made, this Agreement shall, at the end of said one hundred twenty (120) day period, become null and void except for (i) Shipper's payment obligation for transportation services theretofore received by Shipper, including all accrued monthly minimum payments (see Section 9(a) of Part II) and Shipper's obligation to pay the Demand Fee, to the extent required in
     Section 13 of Part I, except to the extent any such payment obligations may be offset by the amount of damages caused to Shipper by Transporter's default, or the amounts of claims brought against Shipper as a result of Transporter's default, including, but not limited to, claims brought by Phillips pursuant to the Carbon Dioxide Sale Contract, (ii) Shipper's receipt of transportation previously paid for, or a refund of such prepaid amounts, and (iii) Shipper's right to assign this Agreement to Phillips as specified in Section 15 of Part I.

     Any such termination shall be without waiver of any remedy to which the party not in default may be entitled for violation of this Agreement.

21.  Applicable Law.  ALL QUESTIONS CONCERNING THE
     VALIDITY OR MEANING OF THIS AGREEMENT OR RELATING TO
     THE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH
     RESPECT TO PERFORMANCE UNDER THIS AGREEMENT SHALL BE
     CONSTRUED AND RESOLVED UNDER THE LAWS OF THE STATE OF
     TEXAS EXCEPT TO THE EXTENT SPECIFICALLY REGULATED BY
     FEDERAL LAWS, EXCLUDING ONLY ANY RULE OR PRINCIPLE
     CONCERNING CONFLICT OF LAWS WHICH MIGHT REFER TO THE
     LAWS OF ANOTHER JURISDICTION.

     If and to the extent that any court of competent jurisdiction determines it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

22.  Liability and Indemnity.  SHIPPER SHALL BE
     RESPONSIBLE FOR THE PRODUCT, INCLUDING RISK OF LOSS,
     AND ANY CLAIMS, LIABILITIES OR DAMAGE TO PRODUCT
     UNTIL THE TIME IT IS DELIVERED TO TRANSPORTER AT THE
     ORIGINATION POINT.  TRANSPORTER SHALL BE RESPONSIBLE
     FOR THE PRODUCT, INCLUDING RISK OF LOSS, AND ANY
     CLAIMS, LIABILITIES OR DAMAGE CAUSED TO PRODUCT FROM
     THE TIME IT IS DELIVERED TO TRANSPORTER AT THE
     ORIGINATION POINT UNTIL THE SAME PASSES THROUGH THE
     DESTINATION POINT.  THE PARTY RESPONSIBLE FOR THE
     CARBON DIOXIDE SHALL INDEMNIFY, DEFEND, AND HOLD
     HARMLESS THE OTHER PARTY WITH RESPECT TO ANY CLAIMS
     (INCLUDING REASONABLE ATTORNEY FEES AND COURT COSTS),
     LIABILITIES OR DAMAGE TO CARBON DIOXIDE WHILE THE
     CARBON DIOXIDE IS IN SAID PARTY'S RESPONSIBILITY.

     EACH OF THE PARTIES HERETO AGREES THAT IT WILL ASSUME ALL RISK AND LIABILITY FOR ANY INJURY, INCLUDING DEATH, OR DAMAGES TO PROPERTY (EXCEPT CARBON DIOXIDE) RESULTING FROM THE CONDUCT OF ITS AGENTS OR EMPLOYEES IN CONNECTION WITH THE SALE AND PURCHASE OF CARBON DIOXIDE HEREUNDER, AND WILL SAVE AND HOLD HARMLESS, DEFEND AND INDEMNIFY THE OTHER PARTY FOR ANY AND ALL LOSSES, SUITS, CLAIMS OR ACTIONS, COSTS, DAMAGES, DEMANDS OR EXPENSES RESULTING AT ANY TIME FROM ANY AND ALL CAUSES DUE TO ANY ACT OR OMISSION, INCLUDING ANY NEGLIGENT ACT OR OMISSION, OF EITHER ITSELF OR ITS AGENTS OR EMPLOYEES. IT IS THE PURPOSE OF THIS PROVISION TO INDICATE THAT EACH PARTY SHALL BE RESPONSIBLE FOR ITS OWN ACTS AND THE RESULTS THEREOF.

     NOTWITHSTANDING ANY PROVISION OF THIS PARAGRAPH 22, WHERE PERSONAL INJURY, DEATH, OR LOSS OR OF DAMAGE TO PROPERTY RESULTS FROM THE JOINT OR CONCURRENT, NEGLIGENCE OR WILLFUL MISCONDUCT OF BOTH SHIPPER AND
     TRANSPORTER HERETO, THE PARTIES' DUTY OF INDEMNIFICATION SHALL BE IN PROPORTION TO EACH PARTY'S ALLOCABLE SHARE OF JOINT OR CONCURRENT NEGLIGENCE

     OR WRONGFUL MISCONDUCT EVEN IF ONE OF THE PARTIES ARE MORE THAN FIFTY PERCENT (50%) AT FAULT.

23.  Limitation of Liability.  NOTWITHSTANDING ANYTHING
     HEREIN TO THE CONTRARY, IN NO EVENT SHALL SHIPPER OR
     TRANSPORTER BE LIABLE TO THE OTHER PARTY HERETO FOR
     ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL,
     PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR
     INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR
     OTHERWISE) UNDER OR IN RESPECT HERETO HOWSOEVER
     CAUSED, WHETHER OR NOT ARISING FROM THE SHIPPER'S OR
     TRANSPORTER'S SOLE, JOINT OR CONCURRENT NEGLIGENCE.

24. Exhibits. Each exhibit referred to in this Agreement hereby is incorporated in this Agreement by reference. All obligations of any party under any such exhibit shall be considered as obligations under this Agreement.

25. Amendments. Any modification of terms or amendment of provisions, either to this Agreement or to its exhibits, shall become effective only by supplemental written agreement duly executed by the parties hereto.

26. Entire Agreement. This Agreement, including its exhibits, contains the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations or agreements relating to the subject matter covered herein.

27. Compliance with Laws and Regulations. Unless exempted by Federal law, rule, regulation or order, the following clauses contained in the Code of Federal Regulations are incorporated herein by reference, the full text of which will be made available upon request: 48 C.F. Sec. 52.222-35
     (Disabled and Vietnam Veterans); 48 C.F. Sec.
     52.222-36 (Handicapped Workers); 48 C.F. Sec.
     52.222-26 (Equal Opportunity); 48 C.F. Sec. 52.219-9
     (Utilization of Small and Small Disadvantaged
     Business Concerns); 48 C.F. Sec. 52.219-13
     (Utilization of Women Owned Business Concerns). Each party hereto agrees and covenants that none of its employees or employees of its subcontractors who provide service pursuant to this Agreement are or shall be unauthorized aliens as defined in the Immigration Reform Control Act of 1986.

28. Subsequent Restrictions on Transportation. If at any time during the term hereof, any governmental authority having jurisdiction or control over the parties, their facilities or operations, this Agreement or any provision thereof, shall take any action whereby the transportation of Product as contemplated hereunder or the rates charged therefor shall be proscribed or subject to conditions or restrains that in the sole reasonable judgment of the party affected are unduly burdensome to that party, such party may terminate this Agreement, and neither party shall have further liability to the other except for (i) Shipper's payment for transportation services theretofore received by Shipper including all accrued monthly minimum payments (Section 9(a) of Part II), and (ii)
     Shipper's continuing obligation to pay the Demand Fee, to the extent required in Section 13 of Part I. Any such election to so terminate this Agreement shall not be made without first contacting the other party in an attempt to arrive at another accommodation which would leave this Agreement intact. Such termination shall be effective when ninety (90) days' advance written notice thereof is received by the other party.

29. Confidentiality. Shipper and Transporter agree that this Transportation Agreement shall be a confidential document, the contents of which shall not be disclosed without the prior written consent of the other party (which will not be unreasonably withheld) to third parties except for affiliates and subsidiaries of Shipper and Transporter, and except for Shell, Mobil, and Phillips. Shipper and
     Transporter shall have the duty to exercise the same standard of care with respect to the nondisclosure of this Agreement as they would exercise with respect to their proprietary business information.

30. Claims. Transporter shall assert any and every "Claim" of any kind or nature whatsoever under this Agreement ("Claim" to include, without limitation, any Claim relating to, associated with, arising out of or in any way incidental to the Transportation of Product or the execution, inducement to enter into, performance, non-performance, or breach of this Agreement) exclusively against Shipper and not against any one or more of its partners nor the general partner, Enron Liquids Pipeline Company, nor their officers, directors, employees, or agents nor entities affiliated with it by common ownership or control, nor any of them individually or collectively; and Transporter shall enforce or attempt to enforce any such Claim (whether liquidated or unliquidated, or by suit, lien, judgment, execution or otherwise) exclusively against the assets of Shipper and not against the assets of any partner, general partner, affiliated entity, nor any of their officers, directors, employees or agents, except the general partner's interest in Shipper.

                                   EXHIBIT "A"


Product   delivered  at  the   Origination   Point  shall  meet  the   following
specifications, which herein are collectively called "Quality Specifications":

     (a) Water. Product shall contain no free water, and shall not contain more than thirty (30) pounds of water per MMcf in the vapor phase.

     (b) Hydrogen Sulphide. Product shall not contain more than twenty (20) parts per million, by weight, of hydrogen sulphide.

     (c) Carbon Dioxide. Product shall contain at least ninety-five mole percent (95%) of molecules containing one (1) atom of carbon and two (2) atoms of oxygen.

     (d) Total Sulfur. Product shall not contain more than thirty-five (35) parts per million, by weight, of total sulfur.

     (e) Temperature. Product shall not exceed a temperature of one hundred twenty degrees
         Fahrenheit.  (120(degree)F).

     (f) Nitrogen. Product shall not contain more than four mole percent (4%) of nitrogen.

     (g) Hydrocarbons. Product shall not contain more than five mole percent (5%) of hydrocarbons and the dew point of Product (with respect to such hydrocarbons) shall not exceed minus twenty degrees Fahrenheit (-20(degree)F).

     (h) Oxygen.  Product shall not contain more than ten
         (10) parts per million, by weight, of oxygen.

     (i) Other. Product shall not contain more than 0.3 (three tenths) gallons of glycol per MMcf and at no time shall such glycol be present in a liquid state at the pressure and temperature conditions of the pipeline.